Two Connell Drive Berkeley Heights, NJ 07922

CONTACT:
Greg Gin
Director, Investor Relations
info@genta.com
(908) 286-3980

Genta Incorporated Announces Fourth Quarter and Year End 2004 Results

  Short-term debt cut to $7.3 million; long-term debt eliminated
  NDA filing decision for Genasense® expected in second quarter
  Mid-year restructuring yields significant savings
  Company ends year with $42 million in cash

BERKELEY HEIGHTS, NJ – February 17, 2005 – Genta Incorporated (NASDAQ: GNTA) today announced financial results for the fourth quarter and year ended December 31, 2004. The Company also highlighted a number of important corporate developments for the year and provided updated guidance on several matters related to Genasense® (oblimersen sodium injection), the Company’s lead anticancer compound, as follows:

Regulatory Filings for Genasense®

The Company has completed three Phase 3 randomized clinical trials of Genasense in malignant melanoma, chronic lymphocytic leukemia and multiple myeloma, respectively. Genta is currently reviewing its options with respect to potential New Drug Applications (NDAs) for Genasense in the U.S. The Company has also retained an agent to act on its behalf in order to evaluate the feasibility of equivalent regulatory filings in Europe. Genta expects to update its guidance regarding these filings in the second quarter of 2005.

Genasense Phase 3 Clinical Results

Preliminary results from two Phase 3 trials were released in December 2004 at the annual meeting of the American Society of Hematology (ASH).

Chronic lymphocytic leukemia (CLL): Initial results were released from the Company’s Phase 3 trial of chemotherapy with or without Genasense in patients with advanced CLL. The trial met its primary endpoint of significantly increasing the proportion of patients who achieved a complete or nodular partial remission, as determined by blinded expert review of clinical data and bone marrow biopsies. A significant increase in disease-free survival was also observed. No difference was observed in overall response rate, time-to-disease progression, or overall survival. Adverse events (irrespective of relation to study drugs) during treatment or within 30 days from last dose of treatment that resulted in death occurred in 9 patients treated with Genasense plus chemotherapy compared with 5 patients treated with chemotherapy alone. The percentage of patients who experienced serious adverse events was increased in the Genasense arm; however, the percentages of patients who discontinued treatment due to adverse events were equal in the treatment arms. Genta is currently conducting extensive additional analyses of data from this trial. The Company is also currently conducting a Phase 2 trial of Genasense with fludarabine plus rituximab in patients with advanced CLL.

Myeloma: Despite promising preclinical and Phase 1-2 experience, the Phase 3 clinical trial of high-dose dexamethasone with or without Genasense in patients with advanced multiple myeloma did not meet its primary endpoint of a significant increase in time-to-disease progression. The Company has made no decision regarding further clinical work in this indication.

Genasense Clinical Program Update

Malignant Melanoma: The Company has conducted a Phase 3 randomized trial of dacarbazine with or without Genasense in patients with advanced malignant melanoma. The Company filed an NDA for this indication in 2004; however, the application failed to receive an affirmative vote for marketing approval at a meeting on May 3, 2004 of the FDA’s Oncologic Drugs Advisory Committee (ODAC), and Genta subsequently withdrew the application. The Company has continued long-term follow-up of patients who were enrolled into that trial. Genta is completing additional analyses of those data and expects to provide an update of these results at the annual meeting of the American Society of Clinical Oncology (ASCO) in May 2005.

Lung cancer: In the third quarter of 2004, enrollment was completed into two randomized trials of Genasense plus chemotherapy in patients with small cell lung cancer and in patients with non-small cell lung cancer, respectively. Survival is the primary endpoint for both studies, and data are currently expected to be available in the first half of 2006.

Acute myeloid leukemia (AML): At the December 2004 ASH meeting, results from a Phase 2 trial of Genasense plus Mylotarg ® (gemtuzumab ozogamicin) showed that the combination could induce complete remissions (CR) in patients with relapsed AML. In a separate clinical trial, investigators reported the correlation of certain biomarkers with clinical response to Genasense plus standard chemotherapy in older patients with AML who typically have a worse prognosis. Under sponsorship of the National Cancer Institute (NCI), a randomized trial of standard chemotherapy with or without Genasense is being conducted by the Cancer and Leukemia Group B (CALGB), one of the largest cooperative oncology groups in the U.S. More than 100 patients (of an approximate expected enrollment of 400 patients) were enrolled during 2004.

Genasense is currently being evaluated in combination with a variety of cancer treatments in patients with lymphoma, leukemia, and solid tumors.

Partnership Update

The Company is engaged in discussions with sanofi-aventis regarding final termination of its collaboration agreements. Genta has initiated discussions to identify successor marketing and development partner(s) for Genasense and has engaged a leading strategic advisory firm to assist in that endeavor.

Financial Information

For the fourth quarter ended December 31, 2004, Genta reported revenues of $10.0 million and a profit of $14.6 million or $0.18 per share. The fourth quarter profit was driven largely by non-cash items related to the sanofi-aventis notice of termination of the 2002 Genasense collaboration agreements. For the full year, the Company reported revenues of $14.6 million and a net loss of $32.7 million or $0.41 per share. As of December 31, 2004, the Company had cash, cash equivalents and marketable securities totaling $42.2 million. Total debt as of year-end totaled $7.3 million, compared with $29.0 million at the end of the third quarter.

In the fourth quarter, revenues were $10.0 million, compared to $2.7 million in the fourth quarter of 2003. The increase was due to acceleration in the recognition of deferred license fees and development funding revenues related to the sanofi-aventis collaboration. Prior to the November 8, 2004 sanofi-aventis notice of termination, these deferred revenues were being recognized over a period of 115 months. As a result of the notice of termination, the remaining balance of deferred revenues as of November 8, 2004 is now being recognized over the six-month termination notice period ending on May 8, 2005. The impact of the acceleration in the recognition of deferred revenues was partially offset by a reserve for potential returns of Ganite® (gallium nitrate injection). Due to a decline in Ganite usage following the May 2004 elimination of the Genta field sales force and significant reduction of marketing support, the Company has reserved $1.2 million for potential returns of the product from wholesalers. For the full year, revenues increased to $14.6 million from $6.7 million in 2003, driven by the fourth quarter activity.

Due to the decline in sales of Ganite, Genta reserved $0.7 million in the third quarter for potential excess Ganite inventory. In the fourth quarter, the Company reserved an additional $0.7 million. However, if sales exceed projections, it is anticipated that this drug substance can be used to produce commercial supplies, as well as future clinical trial supplies.

Fourth quarter gross expenses were $13.9 million, before reimbursements pursuant to our commercialization agreement with sanofi-aventis. This amount represented a decrease of $23.9 million over the comparable quarter in 2003. Expenses in 2003 included a $13.5 million write-off of acquired in-process research and development related to the 2003 acquisition of Salus Therapeutics. In addition, 2004 gross expenses declined due to the staff reductions and other cost saving actions announced in May 2004. Fourth quarter net expenses, after the sanofi-aventis expense reimbursement of $6.8 million, decreased from $22.2 million in the fourth quarter of 2003 to $7.1 million in the fourth quarter of 2004. Under the terms of the alliance agreements, sanofi-aventis will continue to reimburse Genta for ongoing Genasense clinical trials and development activities during the six-month notice period. After May 8, 2005, all Genasense costs will be the responsibility of Genta.

For the full year, gross expenses were $100.1 million, compared with $112.9 million in 2003. The aforementioned write-off of Salus-related acquired in-process R&D and the reduction in 2004 expenses related to the Company’s actions in May also impacted the comparison of full-year gross expenses. R&D expenses in 2004 include $33.0 million related to the expensing of Genasense inventories and other expenses related to the manufacturing and purchase of Genasense bulk drug substance. While Genasense drug inventories and purchases were expensed during 2004, much of this material could be used to produce commercial supplies of Genasense drug product should Genasense be approved. Full year 2004 net expenses of $56.8 million were virtually unchanged from 2003.

At September 30, 2004, the Company had $10.0 million in outstanding convertible debt that was issued in connection with the sanofi-aventis collaboration. As a result of the termination of the Genasense collaboration agreements, sanofi-aventis has forgiven the convertible debt and accrued interest, resulting in an $11.5 million gain on the extinguishment of this debt. Fourth quarter financial results also include a tax benefit of $0.9 million. Under the New Jersey Business Tax Benefit Transfer Program, the Company sold a portion of its New Jersey net operating losses and received a payment of $0.9 million.

Prior to the notice of sanofi-aventis termination, the ability to borrow additional funds under the sanofi-aventis Line of Credit was anticipated to terminate on December 31, 2004 with repayment due no later than June 30, 2005. With the sanofi-aventis notice of termination, Genta ceased borrowing of additional funds as of November 8, 2004, and the Line of Credit must be repaid no later than May 8, 2005. During the termination period, sanofi-aventis reimbursements due to Genta for ongoing development activities will continue to be applied against the Line of Credit balance. The third quarter and fourth quarter sanofi-aventis reimbursements were applied in this manner. The balance due to sanofi-aventis under the Line of Credit decreased from $19.0 million at the end of the third quarter to $7.3 million at the end of the fourth quarter.

Genta had cash, cash equivalents and marketable securities of $42.2 million as of December 31, 2004. This compares to $36.7 million as of September 30, 2004 and $82.9 million as of December 31, 2003. Cash inflows during the fourth quarter included proceeds of $21.6 million, net of fees, from a direct placement of 15 million shares of Genta common stock, as well as $0.9 million from the NJ tax benefit program. Excluding $6.3 million of cash outflows related to Genasense bulk drug manufacturing, which are not expected to recur until the Company is closer to any Genasense approval, cash outflows for the fourth quarter totaled $10.7 million, or approximately $3.5 million per month. The Company currently anticipates monthly cash outflows in 2005 to be in the $3 million to $4 million range.

Conference Call and Webcast

Genta Incorporated will host a conference call and live audio webcast this morning, Thursday, February 17, 2005. Dr. Raymond P. Warrell, Jr., Chief Executive Officer, and William P. Keane, Chief Financial Officer, will host the call and webcast at 8:30 AM EST.

The conference call can be accessed live as follows:

U.S./Canada: Dial (877) 634-8606, reference Genta Incorporated.
International: Dial (706) 679-3140, reference Genta Incorporated.

The webcast will be available in the Investor Relations section of the Company’s website at: http://www.genta.com/genta/InvestorRelation/events.html and will be archived for 30 days. Audio replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S./Canada) and (706) 645-9291 (International); conference ID number is 4027408.

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release and the conference call and webcast to follow contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report/Form 10-K for 2003.

SOURCE: Genta Incorporated

Genta Incorporated
Selected Condensed Consolidated Financial Data
(In thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31

	2004	2003	2004	2003

Revenues:
License fees/Development Funding/ Other	$11,199	$1,314	$15,127	$5,239
Product sales - net	(1,224)	1,420	(512)	1,420

Total revenues	9,975	2,734	14,615	6,659

Cost of goods sold	5	404	170	404
Provision for excess inventory	657	–	1,350	–

Gross margin	9,313	2,330	13,095	6,255

Costs and expenses:
Research and development	9,554	28,352 *	71,494	83,084 *
Selling, general and administrative	4,348	9,427	28,576	29,831

Total costs and expenses - gross	13,902	37,779	100,070	112,915
sanofi-aventis reimbursement	(6,839)	(15,541)	(43,292)	(55,891)

Total costs and expenses - net	7,063	22,238	56,778	57,024

Loss on disposition of property and equipment	–	–	(1,254)	(3)
Gain on extinguishment of debt	11,495	–	11,495	–
Other (expense)/income	(67)	(9)	(147)	669

Income (loss) before tax benefit/(expense)	13,678	(19,917)	(33,589)	(50,103)
Income tax benefit/(expense)	904	(6)	904	(6)

Net income (loss)	$14,582	$(19,923)	$(32,685)	$(50,109)

Net income (loss) per common share	$0.18	$(0.26)	$(0.41)	$(0.67)

Shares used in computing net income (loss) per share	82,885	76,262	79,798	75,093

*	Includes $13,465 write-off of acquired in-process research and development related to the acquisition of Salus Therapeutics, Inc. in August 2003

Condensed Consolidated Balance Sheet Data

	December 31 2004	December 31 2003
Cash, cash equivalents and
marketable securities	$42,247	$82,929
Working capital	(4,270)	82,281
Total assets	50,562	114,705
Total stockholders' equity	1,752	12,254